Bank of South Carolina Corporation Declares Dividend

CHARLESTON, S.C., Sept. 26, 2013 /PRNewswire/ -- Today, the Board of Directors of Bank of South Carolina Corporation, (NASDAQ: BKSC) the parent Company for The Bank of South Carolina, declared a quarterly dividend of $.13 per share. This quarterly dividend is payable October 31, 2013, to shareholders of record as of October 7, 2013. Fleetwood S. Hassell, President and Chief Executive Officer, stated, "We are pleased to announce a $.01 increase in our quarterly dividend to $.13 per share. Continued contributions from our mortgage operation and an increase in bank lending coupled with excellent control of expenses is leading to a strong year for the bank. We are proud that we can continue to provide such a strong return to our shareholders."

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. Our website is www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC".

CONTACT: Sheryl G. Sharry, TELEPHONE: (843) 724-1500; Bank of South Carolina Corporation, P.O. Box 538, Charleston, SC 29402